Independent Auditors' Consent


We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement (No. 2-84751) of The 59 Wall Street Money Market Fund (a series of The 59 Wall Street Trust) of our report dated August 9, 1996, relating to U.S. Money Market Portfolio, appearing in the 59 Wall Street Money Market Fund Annual Report to Shareholders for the year ended June 30, 1996.




/s/DELOITTE & TOUCHE


Grand Cayman, Cayman Islands
October 29, 1996